UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 13, 2010

CSG SYSTEM INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27512	47-0783182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9555 Maroon Circle, Englewood, CO	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 200-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 13, 2010, CSG Systems International, Inc. (“CSG”) announced that Michael J. Henderson was named Executive Vice President, Sales and Marketing of CSG and CSG Systems, Inc. (a subsidiary of CSG). In conjunction with Mr. Henderson’s appointment, CSG and Mr. Henderson entered into an Employment Agreement dated July 1, 2010 (the “Agreement”). A brief description of the material terms and conditions of the Agreement is as follows:

•

For 2010, Mr. Henderson will receive a base salary at an annual rate of $325,000, and for each subsequent calendar year, Mr. Henderson will receive an annual amount which will not be less than the annual amount in effect on December 31 of the immediately preceding calendar year.

•

The Chief Executive Officer of CSG, or his delegate, will establish an incentive bonus program for Mr. Henderson for 2010 in which Mr. Henderson shall have the opportunity to earn an incentive bonus of not less than 65% of his annual base salary, if the agreed upon objectives for the particular calendar year are fully achieved. The incentive bonus program is expected to be established in the third quarter of 2010.

•	Key termination benefits under the Agreement are summarized as follows:

•

If the Agreement is terminated due to death or disability, Mr. Henderson (or his estate as the case may be) will be entitled to receive his base salary accrued through the date of his termination and a pro rata portion of his annual incentive bonus for the calendar year in which the termination occurs.

•	If the Agreement is terminated for cause (as defined), Mr. Henderson will be entitled to receive his base salary accrued through the effective date of such termination.

•

If the Agreement is terminated without cause (as defined) prior to a change in control of CSG, Mr. Henderson will be entitled to receive his base salary through the date that is one year from the effective termination date, plus an amount equal to 115% of the base salary in effect on the effective termination date.

•

If the Agreement is terminated without cause (as defined) after a change in control of CSG, Mr. Henderson will be entitled to receive his base salary through the date that is two years from the effective termination date, plus an amount equal to 165% of the base salary in effect on the effective termination date.

•

Mr. Henderson will be precluded from soliciting CSG employees for employment outside of CSG, and competing against CSG for a period of one year from the effective date of his termination of employment with CSG.

A copy of the Employment Agreement with Mr. Henderson, dated July 1, 2010, is attached hereto as Exhibit 10.52 and hereby incorporated by reference.

In addition, it is CSG’s intent to make a restricted stock award to Mr. Henderson upon the commencement of his employment with the company under terms and conditions consistent with previous awards made to other executive officers of the corporation. An appropriate Form 4 containing the details of such award will be filed with the Securities and Exchange Commission (“SEC”).

CSG and Mr. Henderson have entered into an Indemnification Agreement, effective July 19, 2010. Under the indemnification agreement, CSG would indemnify Mr. Henderson to the fullest extent permitted by law against all expenses incurred if he were to become party to civil, criminal, administrative, investigative or other actions related to his services as an executive officer of CSG. The copy of CSG’s standard indemnification agreement has been previously filed with the SEC.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 13, 2010, CSG announced that Michael J. Henderson has been named Executive Vice President, Sales and Marketing. Mr. Henderson’s employment with CSG will commence on July 19, 2010. A copy of CSG’s press release announcing Mr. Henderson’s appointment is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Prior to his appointment at CSG, Mr. Henderson, age 52, held several positions in the communications industry as follows:

•	From 2008 to 2010, he served as Chief Sales Officer with Call Genie, a mobile search and advertising company;

•

From 2004 to 2007, he worked for Telcordia Technologies, a telecommunications software and services company, serving as President of their Global Solutions from 2005 to 2007, and as President of their New Generations Systems from 2004 to 2005;

•	From 1999 to 2004, he served as Executive Vice President of Global Sales and Marketing of the Software Systems Division for ADC Corporation (“ADC”), a communications company; and

•

Prior to ADC, Mr. Henderson was co-founder and Chief Executive Officer of PCI, a venture-backed software company, and held senior executive positions with Nortel, Frontier Corporation, and Volt Delta Resources.

CSG entered into an employment agreement with Mr. Henderson, dated July 1, 2010. The text set forth in Item 1.01 regarding the employment agreement is incorporated into this section by reference.

Mr. Henderson does not have any family relationships with any executive officer or director of CSG or its affiliates. He is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.52	Employment Agreement with Michael J. Henderson, dated July 1, 2010

99.1	Press release of CSG Systems International, Inc. dated July 13, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2010

CSG SYSTEMS INTERNATIONAL, INC.

By:	/s/ Randy R. Wiese
Randy R. Wiese
Chief Financial Officer and
Principal Accounting Officer

CSG Systems International, Inc.

Form 8-K

Exhibit Index

10.52	Employment Agreement with Michael J. Henderson, dated July 1, 2010

99.1	Press release of CSG Systems International, Inc. dated July 13, 2010

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